Exhibit 23.2


            Consent of Independent Registered Public Accounting Firm



We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Nutrition 21, Inc. 2001 Stock Option Plan and the Nutrition 21, Inc. 2002 Inducement Stock Option Plan of our report dated August 16, 2002 (except for the first paragraph of Note 8, Note 9 and the fourth and fifth paragraphs of Note 14, as to which the date is September 12, 2002) with respect to the consolidated financial statements and schedule of Nutrition 21, Inc. included in its Annual Report (Form 10-K) for the year ended June 30, 2004, filed with the Securities and Exchange Commission.


                                    /s/ Ernst & Young LLP


Stamford, Connecticut
February 17, 2005